Exhibit 12.1

                             TV GUIDE, INC.
            COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                       THREE MONTHS ENDED MARCH 31,
                 (amounts in thousands, except for ratios)
                               (unaudited)


                                             1999          1998
                                             ----          ----

Earnings Available for Fixed Charges:
  Income before income taxes
    and minority interest                  $26,275       $61,953
  Interest and expense on
    indebtedness                             6,035           491
  One-third of rental expense,
    net of sub-leasing income
    for operating leases                     1,547         1,372
                                           -------       -------
                                           $33,857       $63,816
                                           =======       =======

Fixed Charges:
  Interest and expense on
    indebtedness                           $ 6,035       $   491
  One-third of rental expense,
    net of sub-leasing income,
    for operating leases                     1,547         1,372
                                           -------       -------
                                           $ 7,582       $ 1,863
                                           =======       =======

Ratio of earnings to fixed
  charges                                     4.47         34.25
                                           =======       =======